Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 5, 2012, October 17, 2012 as to the effects of the retrospective presentation of separate consolidated statements of comprehensive income discussed in Note 2, relating to the consolidated financial statements of Verso Paper Holdings LLC (the “Company”), a wholly-owned subsidiary of Verso Paper Finance Holdings LLC, our report dated March 5, 2012 related to the effectiveness of the Company’s internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 5, 2012, relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Memphis, TN

October 17, 2012